Exhibit 99.2

RailAmerica, Inc. First Quarter 2005 Financial Results April 28, 2005

Forward Looking Statements and Forecasts This presentation contains forward-looking statements, forecasts, and information regarding future events and the future performance of RailAmerica that involve risks and uncertainties that could cause actual results and actions to differ materially, including, but not limited to, fuel costs, tax benefits/credits, foreign currency risks, weather, failure to complete proposed acquisitions, failure to successfully integrate acquisitions, failure to service debt, failure to complete asset sales, economic conditions, customer demand, increased competition in the relevant market and others. The Company refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as the Company's Form 10-K, 10-Q, and 8-K reports, which contain additional important factors that could cause actual results to differ from its current expectations and from the forward-looking statements made in this presentation. The forecasts included in this presentation represent RailAmerica's estimate of its anticipated results of operations. The forecasts prepared by RailAmerica's management are based upon estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of the Company, and are based upon assumptions with respect to future business decisions that are subject to change. These forecasts are not necessarily indicative of the Company's future results of operations. The Company cautions against placing undue reliance on forward-looking statements or forecasts, which reflect the Company's current beliefs and are based on information currently available to it as of the date a forward-looking statement or forecast is made. The Company does not intend to update or otherwise revise these statements or forecasts to reflect circumstances existing after the date hereof or to reflect the occurrence of future events, even in the event the assumptions or estimates underlying them are shown to be in error. In the event that the Company does update any forward-looking statements or forecasts, no inference should be made that the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statements or forecasts.

Charles Swinburn Chief Executive Officer

Earnings Per Share Continuing Operations * 2005 earnings includes a pretax loss of $0.8 million, or $.01 per share, for the Surface Transportation Board (STB) - ordered sale of the La Harpe - Hollis Line located on our Toledo, Peoria and Western Railway 2004 2005 EPS 0.14 0.16 *

First Quarter Highlights Safety Strong organic growth High fuel costs Ohio

Michael Howe Executive Vice President and Chief Financial Officer

Income Statement

Revenue Growth First Quarter 2004 Same RR carloads Fuel Surcharges Yield FX Acquisitions 2005 X 95943 95943 100260 102371 102957 104588 110057 Y 4317 2111 586 1631 5469 + 5% + 2% + 1% + 5% +2%

Carload Growth First Quarter 2005 vs. 2004 Same RR Carload Growth: 5% Total Carload Growth: 9%

Fuel Q1 2004 1.18 2005 1.59

Interest Expense (millions) 2004 2005 Interest Expense 8.1 4.4

Capital Structure Net Debt-to-Capital 2000 2001 2002 2003 2004 3/31/2005 Net Debt to Capital 0.798 0.637 0.653 0.592 0.474 0.474 At December 31,

Updated 2005 Outlook (as of April 28, 2005) Revenue ~ $430 - $440 million Operating ratio ~ 85 - 86% EPS ~ $0.94 - $1.02 Q2 revenue ~ $108 - $111 million Q2 operating ratio ~ 85 - 86% Q2 EPS ~ $0.22 - $0.25

Charles Swinburn Chief Executive Officer

Recap Outlook Safety Ohio Acquisitions